Exhibit 10.1

SECOND INTERIM AGREEMENT

THIS SECOND INTERIM AGREEMENT (this “Agreement”) is made and entered into this 8th day of August, 2011 (the “Effective Date”), by and between Delcath Systems, Inc., a Delaware corporation (the “Company”), and Eamonn Hobbs (the “Executive”).

RECITALS

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Company and Executive previously entered into an Employment Agreement dated July 6, 2009 (the “Original Agreement”), which is attached hereto as Exhibit A.

B. The term of the Original Agreement expired on July 6, 2011.

C. The parties are negotiating a new employment agreement (the “New Agreement”).

D. The parties entered into an Interim Agreement dated July 6, 2011 (the “First Interim Agreement”) to govern the employment relationship between the parties during the period between July 6, 2011 and the earlier of the following: July 31, 2011 or the effective date of the New Agreement. A copy of the First Interim Agreement is attached hereto as Exhibit B.

E. The parties now anticipate that more time may be needed to allow for proper legal review of the draft New Agreement.

F. The parties intend for this Second Interim Agreement to govern the employment relationship between the parties during the period between July 31, 2011 and the effective date of the New Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Terms of Employment. The parties agree that all of the terms of the Original Agreement shall continue to govern the employment relationship between the parties and such terms shall remain in full force and effect during the “Term” (as hereinafter defined).

2.	Term. The term of this Agreement shall commence on July 31, 2011 and shall continue until the earlier of the following: (a) August 31, 2011; or (b) the date the New Agreement becomes effective (the “Term”). After the expiration of the Term, this Interim Agreement shall be of no further force or effect.

3.	Miscellaneous.

3.1	This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

3.2	This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any assignee or successor to all or substantially all of the Company’s assets, as applicable, which assumes this Agreement by operation of law or otherwise.

3.3	THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

3.4	Any legal dispute related to this Agreement and/or any claim related to this Agreement, or breach thereof, shall, in lieu of being submitted to a court of law, be submitted to arbitration, in accordance with the applicable dispute resolution procedures of the American Arbitration Association. The award of the arbitrator shall be final and binding upon the parties. The parties hereto agree that (i) one arbitrator shall be selected pursuant to the rules and procedures of the American Arbitration Association, (ii) the arbitrator shall have the power to award injunctive relief or to direct specific performance, (iii) each of the parties, unless otherwise required by applicable law, shall bear its own attorneys’ fees, costs and expenses and an equal share of the arbitrator’s and administrative fees of arbitration, and (iv) the arbitrator shall award to the prevailing party a sum equal to that party’s share of the arbitrator’s and administrative fees of arbitration. Nothing in this 3.4 shall be construed as providing the Executive a cause of action, remedy or procedure that the Executive would not otherwise have under this Agreement or the law.

3.5	EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

3.6	This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

3.7	Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit on a weekday with a reputable overnight courier service.

if to the Company:

Delcath Systems, Inc.

810 Seventh Avenue, Suite 3505

New York, NY 10020

Facsimile: (212) 489-2102

Attn: Board of Directors

with a copy to:

Bond, Schoeneck & King, PLLC

111 Washington Avenue, 5th Floor

Albany, NY 12210

Facsimile: (518) 533-3299

Attn: Gregory J. Champion, Esq.

if to the Executive, to the address most recently on file in the payroll records of the Company.

3.8	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

3.9	Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of August 8, 2011.

“COMPANY”

Delcath Systems, Inc.

By:	/s/ Harold S. Koplewicz
Harold S. Koplewicz, M.D.,Chairman

“EXECUTIVE”

/s/ Eamonn Hobbs
Eamonn Hobbs

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